                                                                  Exhibit (a)(1)

                    Offer to Purchase dated June 25, 1999.

                          Offer to Purchase For Cash
               All Issued and Outstanding Shares of Common Stock
                                      of
                           Durakon Industries, Inc.
                                      at
                             $16.00 Net per Share
                                      by
                            LPIV Acquisition Corp.
                         a wholly owned subsidiary of
                         Littlejohn Partners IV, L.P.

   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
      CITY TIME, ON FRIDAY, JULY 23, 1999, UNLESS THE OFFER IS EXTENDED.

  The Offer is being made pursuant to an Agreement and Plan of Merger dated as of June 17, 1999 among Littlejohn Partners IV, L.P. (the "Parent"), LPIV Acquisition Corp. (the "Purchaser") and Durakon Industries, Inc. (the "Company"). The Board of Directors of the Company has unanimously approved and found advisable the Merger Agreement, the Offer and the Merger referred to herein, unanimously determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the shareholders of the Company and unanimously recommends that shareholders of the Company accept the Offer and tender their Shares (as defined herein).

  The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn prior to the expiration of the Offer at least 90% of the outstanding Shares at the time of acceptance for payment. See Sections 1 and 15 below for additional terms and conditions of the Offer.

                                   IMPORTANT

  Any shareholder desiring to tender all or any portion of such shareholder's Shares should either (i) complete and sign the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, have such shareholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal or such facsimile, or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2, an Agent's Message (as defined herein), and any other required documents, to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or facsimile or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 2 or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

  Any shareholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 2.

  Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender offer materials may be directed to Georgeson Shareholder Communications Inc., who is acting as the Information Agent, at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks, trust companies and other nominees.

                    The Information Agent for the Offer is:


       [LOGO OF GEORGESON SHAREHOLDER COMMUNICATIONS INC. APPEARS HERE]

June 25, 1999

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
 INTRODUCTION.............................................................   1
 THE TENDER OFFER.........................................................   3
       1. Terms of the Offer.............................................    3
       2. Procedure for Tendering Shares.................................    4
       3. Withdrawal Rights..............................................    7
       4. Acceptance for Payment and Payment.............................    7
       5. Certain Federal Income Tax Consequences........................    8
       6. Price Range of The Shares; Dividends on The Shares.............   10
       7. Effect of the Offer on the Market for the Shares; Stock
          Quotation; Exchange Act Registration; Margin Regulations.......   10
       8. Certain Information Concerning the Company.....................   12
       9. Certain Information Concerning the Purchaser and the Parent....   13
      10. Source and Amount of Funds.....................................   14
      11. Contacts with the Company; Background of the Offer.............   15
      12. The Merger Agreement and the Shareholder Agreements............   18
      13. Purpose of the Offer; Plans for the Company....................   27
      14. Dividends and Distributions....................................   28
      15. Certain Conditions of the Offer................................   28
      16. Certain Legal Matters..........................................   29
      17. Fees and Expenses..............................................   30
      18. Miscellaneous..................................................   31
SCHEDULE I--Directors and Executive Officers of the Purchaser
and the Parent...........................................................   32

To the Holders of Common Stock
 of Durakon Industries, Inc.:

                                 INTRODUCTION

  LPIV Acquisition Corp., a Michigan corporation (the "Purchaser") and a wholly owned subsidiary of Littlejohn Partners IV, L.P., a Delaware limited partnership (the "Parent"), hereby offers to purchase all issued and outstanding shares of common stock, without par value (the "Shares"), of Durakon Industries, Inc., a Michigan corporation (the "Company"), at $16.00 per Share (the "Offer Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

  Tendering shareholders whose Shares are registered in their own name and who tender Shares directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions to the Purchaser or the Depositary or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Shareholders who hold their Shares through a bank or broker should check with such institution as to whether they charge any service fees. The Purchaser will pay the fees and expenses of BankBoston, N.A., which is acting as the Depositary (the "Depositary"), and Georgeson Shareholder Communications Inc., which is acting as Information Agent (the "Information Agent"), in connection with the Offer. See Section 17.

  The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn prior to the expiration of the Offer at least 90% of the outstanding Shares at the time of acceptance for payment (the "Minimum Tender Condition").

  The Board of Directors of the Company has unanimously approved and found advisable the Merger Agreement, the Offer and the Merger referred to herein, unanimously determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the shareholders of the Company and unanimously recommends that the shareholders of the Company accept the Offer and tender their Shares.

  The Offer is being made pursuant to the Agreement and Plan of Merger dated as of June 17, 1999 (the "Merger Agreement") among the Parent, the Purchaser and the Company. Following the satisfaction or waiver of certain conditions, including approval by shareholders of the Company, if such approval is required by applicable law, the Purchaser will be merged with and into the Company, with the Company surviving the merger (as such, the "Surviving Corporation") as a wholly owned subsidiary of the Parent (the "Merger"). At the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares owned by the Company or by the Parent, the Purchaser or any other direct or indirect wholly owned subsidiary of the Parent or the Company) will be converted into the right to receive the Offer Price in cash, without interest (the "Merger Consideration"). See Section 12.

  In the event the Purchaser acquires 90% or more of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser would be able to effect the Merger pursuant to the short-form merger provisions of the Michigan Business Corporation Act ("MBCA"), without prior notice to, or any action by, any other shareholder of the Company. In such event, the Purchaser is required to effect the Merger without prior notice to, or any action by, any other shareholder of the Company, promptly after its acceptance for payment of Shares tendered into the Offer. In the Merger Agreement, the Parent, the Purchaser and the Company have agreed that the Purchaser may extend the Offer for one or more periods not to exceed 30 days in the aggregate without the prior written consent of the Company. If immediately after the expiration of the Offer at least a majority of the outstanding Shares on a fully-diluted basis have been tendered in the Offer and not withdrawn, but the Minimum Tender Condition has not been satisfied, then the parties have agreed that the Purchaser will not purchase any Shares pursuant to the Offer and, instead, the Company will promptly convene a special meeting of the shareholders of the Company for the purpose of considering the Merger and taking action on the Merger Agreement and the transactions contemplated thereby (the "Transactions"). The Company has agreed, as soon as practicable after the execution of the Merger Agreement, to file a proxy statement relating to the Merger with the Securities and Exchange Commission (the "Commission"). See Section 12.

  The Purchaser and the Parent have entered into Stock Tender and Voting Agreements each dated as of June 17, 1999 (the "Shareholder Agreements") with certain shareholders of the Company (the "Shareholders"), including all of its directors, who own 1,971,286 outstanding Shares in the aggregate on the date of the Merger Agreement, representing approximately 32% of the outstanding Shares. Under the Shareholder Agreements, each Shareholder agreed, among other things, to validly tender the Shares beneficially owned by it, as well as any Shares subsequently acquired by it. In addition, each Shareholder agreed to vote its Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement, and agreed to vote against
(a) any action or agreement that would result in a breach of any covenant or any representation or warranty or any other obligation or agreement of the Company under or pursuant to the Merger Agreement and (b) any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the Merger or the Offer. Each Shareholder also agreed, without limiting the foregoing, to consult with the Parent and vote all Shares beneficially owned by it in such manner as is determined by the Parent to be in compliance with the provisions of the Shareholder Agreements. The Shareholder Agreements are more fully described in Section 12. Pursuant to the Shareholder Agreements, each Shareholder has delivered to the Parent, contemporaneously with the execution of its Shareholder Agreement, an irrevocable proxy (each an "Irrevocable Proxy") pursuant to which each Shareholder irrevocably appointed Angus C. Littlejohn, Jr., Michael I. Klein and Littlejohn Partners IV, L.P. as its proxies and attorneys-in-fact to exercise the proxy to vote the Shares in the foregoing manner at any time until the earlier to occur of the valid termination of the Merger Agreement or the Effective Time.

  Lazard Freres & Co. LLC ("Lazard Freres"), investment banker to the Company, has delivered to the Board of Directors of the Company its written opinion dated June 17, 1999 that, as of such date and based upon and subject to the matters set forth therein, the consideration to be received by the shareholders of the Company (other then the Purchaser and its affiliates) in the Offer and the Merger is fair to such shareholders from a financial point of view. Such opinion is set forth in full as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to shareholders of the Company concurrently herewith. J.I. Harris & Associates also acted as the Company's investment banker in connection with the Offer and Merger.

  The Company has represented and warranted to the Purchaser that, as of June 17, 1999, there were 6,125,200 Shares issued and outstanding, and 468,000 Shares reserved for issuance upon exercise of outstanding options to purchase Shares granted under the Company Stock Option Plans (as defined in the Merger Agreement) or otherwise (the "Company Stock Options"). As provided in the Merger Agreement, all outstanding Company Stock Options on the effective date of the Merger will become fully vested and will be canceled. The holders of such Company Stock Options will be entitled to receive from the Company a cash payment equal to the product of (i) the number of Shares previously subject to such option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such option.

  As of June 17, 1999, the Minimum Tender Condition would be satisfied if the Purchaser acquired 5,512,680 Shares. On such date, 3,062,601 Shares would constitute a majority of the Shares issued and outstanding.

  The Merger Agreement and the Shareholder Agreements are more fully described in Section 12. Certain Federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5.

  This Offer to Purchase and the related Letter of Transmittal contain important information which should be read before any decision is made with respect to the Offer.

                               THE TENDER OFFER

1. Terms of the Offer

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay, as promptly as practicable after the Expiration Date, for all Shares validly tendered prior to the Expiration Date and not theretofore properly withdrawn in accordance with Section 3. The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, July 23, 1999, unless and until (i) the Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), or (ii) the Purchaser and the Company, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, or by the Purchaser and the Company, shall expire.

  The Offer is conditioned upon, among other things, the satisfaction of the Minimum Tender Condition. See Section 15. If such conditions are not satisfied prior to the Expiration Date, the Purchaser reserves the right (but shall not be obligated), subject to the terms of the Merger Agreement, to (i) decline to purchase any of the Shares tendered and terminate the Offer, (ii) waive any of the conditions to the Offer, to the extent permitted by applicable law, and, subject to complying with applicable rules and regulations of the Commission, purchase all Shares validly tendered or (iii) extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares tendered during the period or periods for which the Offer is extended.

  Subject to the Merger Agreement, including the restrictions discussed below, and the applicable rules and regulations of the Commission, the Purchaser reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether any of the events set forth in Section 15 have occurred or been determined by the Purchaser to have occurred, to (a) subject to the limitation described below, extend the period of time during which the Offer is open, and thereby delay acceptance for payment of any Shares, by giving oral or written notice of such extension and delay to the Depositary or
(b) waive any condition or amend the Offer in any other respect by giving oral or written notice of such waiver or amendment to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw such shareholder's Shares. See Section 3. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Purchaser exercises its right to extend the Offer. In the Merger Agreement, the Parent, the Purchaser and the Company have agreed that the Purchaser may extend the Offer for one or more periods not to exceed 30 days in the aggregate without the prior written consent of the Company. In addition, the Purchaser has agreed in the Merger Agreement that it will not, without the express written consent of the Company, (i) reduce the maximum number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) add to or modify the conditions set forth in Section 15, (iv) extend the Offer, except as provided above, or (v) change the form of consideration payable in the Offer.

  The rights reserved by the Purchaser in the two preceding paragraphs are in addition to the Purchaser's rights pursuant to Section 15. There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any extension, amendment, delay, waiver or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than the earlier of (i) 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, or (ii) the first opening of the Nasdaq National Market of the Nasdaq Stock Market ("Nasdaq") on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1 under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

  If the Offer is extended, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its acceptance for payment of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

  If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought or any dealer solicitation fee, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination of such information to shareholders.

  Consummation of the Offer is conditioned upon satisfaction of the Minimum Tender Condition and the other conditions set forth in Section 15. Subject to the terms and conditions contained in the Merger Agreement, the Purchaser reserves the right (but shall not be obligated) to waive any or all such conditions.

  The Company has provided the Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. Procedure for Tendering Shares

  Valid Tender. For a shareholder validly to tender Shares pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below), and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedure for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

  Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below. The confirmation of a book- entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation."

  Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

  The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

  The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder of Shares (which, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) such Shares are tendered for the account of a firm that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be issued to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 to the Letter of Transmittal.

  Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Purchaser is received by the Depositary, as provided below, prior to the Expiration Date; and

    (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day," for purposes of the preceding sentence, is any day on which the Nasdaq National Market is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation of a transfer of such Shares as described in Section
2), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations are actually received by the Depositary. Under no circumstances will interest be paid by the Purchaser on the purchase price of the Shares, regardless of any extension of the Offer or any delay in making such payment.

  The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

  Appointment. By executing a Letter of Transmittal as set forth above (including through delivery of an Agent's Message), the tendering shareholder will irrevocably appoint designees of the Purchaser as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the date hereof. All such proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such shareholder as provided herein. Upon such acceptance for payment, all prior powers of attorney and proxies given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares or other securities or rights in respect of any annual, special or adjourned meeting of the Company's shareholders, or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting and other rights with respect to such Shares and other securities or rights, including voting at any meeting of shareholders.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares, whether or not similar defects or irregularities are waived in the case of other Shares. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, the Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties.

  Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a shareholder surrendering Shares in the Offer must provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalty of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a shareholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such shareholder and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 31%. All shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Noncorporate foreign shareholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3. Withdrawal Rights

  Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after August 23, 1999.

  For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry delivery set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

  Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, the Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4. Acceptance for Payment and Payment

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay, as promptly as practicable after the Expiration Date, for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section
3. Any determination concerning the satisfaction of such terms and conditions will be within the discretion of the Purchaser, and such determination will be final and binding on all tendering shareholders. See Sections 1 and 15. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer).

  In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or timely Book-Entry Confirmation of a transfer of such Shares as described in Section 2), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and
(iii) any other documents required by the Letter of Transmittal. The per Share consideration paid to any shareholder pursuant to the Offer will be the highest per Share consideration paid to any other shareholder pursuant to the Offer.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders whose Shares have been accepted for payment. Under no circumstances will interest be paid by the Purchaser on the purchase price of the Shares, regardless of any extension of the Offer or any delay in making such payment.

  Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, the Purchaser's obligation to make such payment shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. The Purchaser will pay stock transfer taxes with respect to the transfer and sale to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

  If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

  If any tendered Shares are not purchased pursuant to the Offer because of an invalid tender or otherwise, the certificates for such Shares will be returned, and if certificates are submitted for more Shares than are tendered, new certificates for the Shares not tendered will be sent, in each case without expense, to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in
Section 2, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

  The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to the Parent, or to one or more direct or indirect wholly owned subsidiaries of the Parent, the right to purchase Shares tendered pursuant to the Offer. Any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5. Certain Federal Income Tax Consequences

  Sales of Shares pursuant to the Offer (and the receipt of cash by shareholders of the Company pursuant to the Merger) will be taxable transactions for Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be taxable transactions under applicable state, local, foreign and other tax laws. Generally, for federal income tax purposes, a tendering shareholder will generally recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer (or pursuant to the Merger) and the aggregate tax basis in the Shares tendered by the shareholder and purchased pursuant to the Offer (or converted pursuant to the Merger). Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer (or converted pursuant to the Merger).

  If tendered Shares are held by a tendering shareholder as capital assets, gain or loss recognized by the tendering shareholder will be capital gain or loss, which will be long-term capital gain or loss if the tendering shareholder's holding period for the Shares exceeds one year. Long-term capital gains recognized by a tendering individual shareholder will generally be taxed at a maximum federal income tax rate of 20%. The ability to deduct capital losses is subject to limitations.

  A shareholder (other than certain exempt shareholders including, among others, all corporations) that tenders Shares may be subject to 31% backup withholding unless the shareholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder that does not furnish its correct TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the IRS. Each shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary).

  If backup withholding applies to a shareholder, the Depositary is required to withhold 31% from payments to such shareholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder upon filing an income tax return.

  The foregoing discussion is included for general information only and may not be applicable with respect to Shares received as compensation or with respect to holders of Shares who are subject to special tax treatment under the Code, such as non-U.S. persons, life insurance companies, tax-exempt organizations and financial institutions, and may not apply to a holder of Shares in light of its individual circumstances, such as persons who hold their Shares as a hedge or as part of a hedging, straddle, conversion or other risk reduction transaction. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger.

6. Price Range of the Shares; Dividends on the Shares

  The Shares are traded on Nasdaq and prices reflecting such trading are published by the National Association of Securities Dealers, Inc. under the symbol "DRKN." The following table sets forth, for each of the periods indicated, the high and low sales prices per Share as reported in publicly available sources for the periods indicated.

                                                                  Sales Price
                                                                ---------------
                                                                 High     Low
                                                                ------- -------
     1997
      First Quarter............................................ $15     $10 3/4
      Second Quarter...........................................  11 1/2   9 1/4
      Third Quarter............................................  10       8 1/2
      Fourth Quarter...........................................   9 3/4   7 3/4
     1998
      First Quarter............................................   9 1/4   7
      Second Quarter...........................................  11 1/4   9 1/4
      Third Quarter............................................  13       9
      Fourth Quarter...........................................  11 1/2   9 1/2
     1999
      First Quarter............................................  12 3/4   8 7/8
      Second Quarter (through June 24, 1999)...................  15 7/8  10 7/8

  On June 16, 1999, the last full day of trading before the public announcement of the execution of the Merger Agreement, the reported closing sale price of the Shares on the Nasdaq National Market was $12 1/16 per Share. On June 24, 1999, the last full day of trading before the commencement of the Offer, the reported last sale price of the Shares on the Nasdaq National Market was $15 17/32 per Share.

  Shareholders are urged to obtain current market quotations for the Shares.

  Since its inception, the Company has not declared or paid any dividends on shares of its capital stock.

7. Effect of the Offer on the Market for the Shares; Stock Quotation; Exchange Act Registration; Margin Regulations

  The Purchaser intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met. If registration of the Shares is not terminated prior to the Merger, the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

  Market for the Common Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

  Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of Nasdaq for continued designation for the Nasdaq National Market. To maintain such designation, a security must substantially meet one of two maintenance standards. The first maintenance standard requires that (i) there be 750,000 publicly held shares, (ii) the publicly held shares have a market value of $5 million, (iii) the issuer have net tangible assets of at least $4 million, (iv) there be 400 shareholders of round lots, (v) the minimum bid price per share be $1.00 and (vi) there be at least two registered and active market makers. The second maintenance standard requires that (i) the issuer have either (A) a market capitalization of $50 million or (B) total assets and total revenue of $50 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years, (ii) there be 1,100,000 shares publicly held, (iii) the publicly held shares have a market value of $15 million, (iv) the minimum bid price per share be $5.00, (v) there be 400 shareholders of round lots and (vi) there be at least four registered and active market makers.

  If these standards for continued designation for the Nasdaq National Market are not met, the Shares might nevertheless continue to be included in the Nasdaq SmallCap Market. Continued inclusion in the Nasdaq SmallCap Market, however, would require that (i) there be 300 round lot holders, (ii) there be at least 500,000 publicly held shares, (iii) the publicly held shares have a market value of at least $1 million, (iv) there be two registered and active market makers, of which one may be entering stabilizing bids and (v) the issuer have either (A) net tangible assets of at least $2 million, (B) market capitalization of at least $35 million or (C) net income of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for the purpose of determining whether either of the Nasdaq listing criteria were met. According to the Company, as of June 17, 1999, there were approximately 298 holders of record of Shares and 6,125,200 Shares outstanding.

  If the purchase of Shares pursuant to the Offer causes the Shares to no longer meet the requirements for continued inclusion in the Nasdaq National Market or the Nasdaq SmallCap Market as a result of a reduction in the number or market value of publicly held Shares or the number of round lot holders or otherwise, as the case may be, the market for Shares could be adversely affected. It is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations, however, would depend upon the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

  Exchange Act Registration. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 500 or more holders of record. Termination of registration of the Shares under the Exchange Act would, subject to Section 15(d) of the Exchange Act, substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the shortswing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy or information statement pursuant to Section 14(a) or (c) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

  If registration of the Shares is not terminated prior to the Merger, then trading of the Shares will cease to be reported on Nasdaq and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

  Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for Nasdaq reporting.

8. Certain Information Concerning the Company

  General. The Company is a Michigan corporation with its principal executive offices at 2101 N. Lapeer Road, Lapeer, Michigan 48846, telephone no. (810) 664-0850. According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "Annual Report"), the Company operates in two segments, the vehicle accessories segment in which it manufactures one-piece, seamless pickup truck bedliners, and the towing and recovery segments, in which it manufactures and distributes rollback carriers and tow trucks for use in the vehicle transportation, towing and recovery industry.

  Selected Financial Information. Set forth below is certain selected consolidated financial information with respect to the Company excerpted or derived from the information contained in the Annual Report, as well as from the information contained in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, which are incorporated herein by reference. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

                           Durakon Industries , Inc.
                  Selected Consolidated Financial Information
                                (in thousands)

                                      Three Months
                                     Ended March 31,  Year Ended December 31,
                                     --------------- --------------------------
                                      1999    1998     1998     1997     1996
                                     ------- ------- -------- -------- --------
                                       (unaudited)
STATEMENT OF OPERATIONS DATA:
  Net sales......................... $45,321 $46,068 $192,358 $179,908 $183,628
  Operating income..................   2,708   2,332   12,354      735   13,133
  Net income........................   1,754   1,361    7,909    1,103    8,904

                                                   At March 31, At December 31,
                                                   ------------ ---------------
                                                       1999      1998    1997
                                                   ------------ ------- -------
                                                   (unaudited)
BALANCE SHEET DATA:
  Working Capital.................................   $44,303    $41,767 $31,681
  Total assets....................................    89,144     87,768  83,092
  Long-Term Obligations...........................       771        801     554
  Total shareholders' equity......................    70,754     68,903  62,286

  Available Information. The Company is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Certain information as of particular dates concerning the Company's directors and officers, their remuneration, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located in the Northwestern Atrium Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site on the internet at http://www.sec.gov that contains reports and certain other information regarding registrants that file electronically with the Commission. Such information should also be on file at The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

  Company Information. Except as otherwise stated in the next paragraph, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchaser and the Parent do not have any knowledge that any such information is untrue, neither the Purchaser nor the Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

  The Company prepared a Confidential Memorandum which was used to solicit potential purchasers, including the Parent. The Confidential Memorandum contained certain information about the Company which is not publicly available, including certain financial forecasts for the Company for 1999, 2000 and 2001. These forecasts included the following information (in millions): Net sales--$203.2, $223.2 and $285.8, respectively; EBIT--$12.9, $16.9 and $28.9, respectively; capital expenditures--$9.3, $8.1 and $5.4, respectively; and stockholders' equity--$74.0, $84.1 and $100.1, respectively. The forecasts included in the Confidential Memorandum are dated January 1999 and no updates or modifications were made available to the Parent. Accordingly, these forecasts do not reflect the Company's actual performance during 1999, changes in the Company's business or in the economy in general since the forecasts were prepared, or prospective changes in the Company's business or in the economy in general resulting from events which have occurred since the forecasts were prepared. The forecasts were not prepared with a view to complying with the published guidelines of the Commission regarding projections or with the AICPA Guide for Prospective Financial Statements and are included in this Offer to Purchase only because they were furnished to the Parent. The forecasts necessarily reflect numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are inherently uncertain or beyond the Company's control. One cannot predict whether the assumptions made in preparing the forecasts will be accurate, and actual results may be materially higher or lower than those contained in the forecasts. The inclusion of this information should not be regarded as an indication that the Parent, the Purchaser, the Company, or anyone who received this information considered it a reliable predictor of future events, and this information should not be relied on as such. None of the Parent, the Purchaser, the Company, or any other person or entity assumes any responsibility for the validity, reasonableness, accuracy or completeness of the forecasts and the Company has made no representation to the Parent or the Purchaser regarding the forecasts as described above.

9. Certain Information Concerning the Purchaser and the Parent

  The Purchaser, a Michigan corporation and a wholly owned subsidiary of the Parent was organized in June 1999 to facilitate the Parent's acquisition of control of, and the entire equity interest in, the Company upon the successful completion of the Merger. The principal offices of the Purchaser are located at 115 East Putnam Avenue, Greenwich, Connecticut 06830, telephone no. (203) 861-4005. All outstanding shares of capital stock of the Purchaser are owned by the Parent. The Purchaser does not have any significant assets or liabilities and has not engaged in activities other than those incidental to its formation and capitalization, its execution of the Merger Agreement and preparation of the Offer and the Merger. Because the Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding the Purchaser is available.

  LPIV, LLC, a Delaware limited liability company ("LPIV"), and a wholly owned subsidiary of the Purchaser, was organized in June 1999 to facilitate the Parent's acquisition of control of, and the entire equity interest in, the Company upon the successful completion of the Merger. The principal offices of LPIV are located at 115 East Putnam Avenue, Greenwich, Connecticut 06830. LPIV does not have any significant assets or liabilities and has not engaged in activities other than those incidental to its formation and capitalization and its preparation for the Merger and the Offer. Because LPIV is newly formed and is a non-operating subsidiary with minimal assets and capitalization, no meaningful financial information regarding LPIV is available.

  The Parent, a Delaware limited partnership, was organized in June 1999 as an investment partnership to acquire the stock and operate the business of the Company upon the successful completion of the Merger. The Parent has not conducted any operations to date. The Parent is a Delaware limited partnership with its principal office located at 115 East Putnam Avenue, Greenwich, Connecticut 06830. The Parent's general partner is Littlejohn Associates, LLC, a Delaware limited liability company with its principal office located at 115 East Putnam Avenue, Greenwich, Connecticut 06830.

  Neither the Parent, LPIV nor the Purchaser are subject to the reporting requirements of the Exchange Act and, therefore, they do not file reports or other information with the Commission relating to their business, financial condition or other matters.

  On the date that the Purchaser accepts the Shares for payment the Parent will have equity capital of approximately $25 million. In addition, LPIV will have available to it approximately $77 million under the Credit Facilities as defined and described in more detail in Section 10, and the Company will have at least $15 million of cash on hand. Neither the Parent, LPIV nor the Purchaser have any liabilities, other than accrued transaction expenses. The consolidated unaudited balance sheet of the Parent as of June 17, 1999, adjusted to reflect the contribution of committed equity capital, is as follows:

                         Littlejohn Partners IV, L.P.
                     Consolidated Adjusted Balance Sheet
                                (in thousands)

                                                                At June 17, 1999
                                                                ----------------
                                                                  (Unaudited)
ASSETS:
  Cash.........................................................     $25,000
  Total assets.................................................     $25,000

LIABILITIES AND PARTNERS' EQUITY:
  Accrued transaction expenses.................................      $1,000
  Partners' equity.............................................     $24,000
  Total liabilities and partners' equity.......................     $25,000
                                                                    =======

  Except as described in this Offer to Purchase, neither the Parent, LPIV nor the Purchaser (together, the "Purchasing Entities") nor, to the best knowledge of the Purchasing Entities, any of the persons listed in Schedule I (or any associate or majority owned subsidiary of the Purchasing Entities or any of the persons so listed), beneficially owns any equity security of the Company, and none of the Purchasing Entities or, to the best knowledge of the Purchasing Entities, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

  Except as described in this Offer to Purchase, (i) there have not been any contacts, transactions or negotiations between the Purchasing Entities, any of their respective subsidiaries or, to the best knowledge of the Purchasing Entities, any of the persons listed in Schedule I, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission and (ii) none of the Purchasing Entities or, to the best knowledge of the Purchasing Entities, any of the persons listed in Schedule I has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company.

  Except as described in this Offer to Purchase, during the last five years, none of the Purchasing Entities or, to the best knowledge of the Purchasing Entities, any of the persons listed in Schedule I (i) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or
(ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, Federal or state securities laws or finding any violation of such laws. The name, business address, present principal occupation or employment, five year employment history and citizenship of each of the directors and executive officers of the Purchaser, LPIV and the Parent are set forth in Schedule I.

10. Source and Amount of Funds

  The Parent estimates that the total amount of funds required by the Purchaser to acquire the tendered Shares pursuant to the Offer, to consummate the Merger under the Merger Agreement, to refinance any indebtedness of the Company which may become payable as a result of the Offer and the Merger, to pay holders of Company Stock Options in connection with the Offer and Merger and to pay estimated fees and expenses related to the Offer and the Merger will be approximately $108 million. The Purchaser expects to obtain all funds needed to consummate the Offer and the Merger through contributions or advances made by the Parent, through distributions from LPIV, and from cash on hand at the Company. On the date that the Purchaser accepts the Shares for payment, the Parent will have approximately $25 million of cash from capital contributions of its partners, substantially all of which will be available as a capital contribution or other advance to the Purchaser to fund the Offer and the Merger. The Purchaser will also have at least $15 million in cash available to it from the Company at the Effective Time. LPIV expects to obtain funds for its distribution to the Purchaser pursuant to a Credit Agreement to be entered into in accordance with a financing commitment letter (the "Commitment Letter") dated June 14, 1999 from BankBoston, N.A., as administrative agent (the "Agent") for several lenders (the "Lenders"), and BancBoston Robertson Stephens Inc., as arranger and syndication manager. BancBoston Investments Inc., an affiliate of the Agent, will own approximately 10% of all outstanding limited partnership interests of the Parent as of the date that Parent accepts for payment the Shares pursuant to the Offer.

  Pursuant to the Commitment Letter, the Agent has committed to provide (i) a term loan facility of up to $20 million (the "Term A Facility") and a separate term loan facility of up to $27 million (the "Term B Facility"), each to finance the acquisition of Shares pursuant to the Offer and the Merger (the "Purchase"), to refinance indebtedness, if any, of the Company and its subsidiaries (the "Refinancing"), and to pay related fees and expenses, and
(ii) a revolving credit facility in the maximum aggregate amount of $30 million (the "Revolving Credit Facility" and, together with the Term A and Term B Facilities, the "Credit Facilities"), to provide working capital to, and for other general corporate purposes of, LPIV and its affiliates (including, without limitation, the Company and its subsidiaries) and to finance the Purchase and the Refinancing (including related fees and expenses). The Commitment Letter provides for a closing fee equal to 1.75% of the aggregate amount of the Credit Facilities, plus a facility fee with respect to unused amounts under the Revolving Credit Facility based on the Net Funded Debt to EBITDA ratio (as those terms are defined in the Commitment Letter) of the Company and its subsidiaries.

  The Commitment Letter is subject to customary conditions. Obligations under the Credit Facilities will be jointly and severally guaranteed by all domestic operating subsidiaries of the Company and its subsidiaries, and will be secured by a security interest in substantially all tangible and intangible assets (including all intellectual property and rights to payments and related intangibles) of the Company and its subsidiaries, except any and all fixed assets of the Company's Mexican subsidiary, Durakon Mexicana, S.A. de C.V. ("Duramex"). The Company and its subsidiaries will pledge all of the outstanding capital stock of their domestic subsidiaries to the Lenders. The Company will also pledge to the Lenders the capital stock owned by it of Duramex.

  The Term A Facility will have a final maturity of December 31, 2004 and will be due and payable in consecutive quarterly installments based upon an amortization schedule set forth in the Commitment Letter. The Term B Facility will have a final maturity of December 31, 2006 and will be due and payable in consecutive quarterly installments based upon an amortization schedule set forth in the Commitment Letter. The Revolving Credit Facility will be due and payable on December 31, 2004. The Credit Facilities will bear interest, at the Parent's option, at (i) the Alternate Base Rate plus the Applicable Margin (as such terms are defined in the Commitment Letter) or (ii) LIBOR plus the Applicable Margin.

  The Commitment Letter also includes an obligation on the part of the Company to indemnify the Lender against certain liabilities. The foregoing summary of the Commitment Letter is qualified in its entirety by references to the text of the Commitment Letter, which is filed with the Commission as an exhibit to the Tender Offer Statement on Schedule 14D-1 (the "Tender Offer Statement") filed by the Parent, LPIV and the Purchaser.

  It is currently anticipated that the indebtedness incurred in connection with the Offer and the Merger will be repaid from current funds, and additional funds generated internally by the Company and its subsidiaries after the Merger, and through other sources that may be available from time to time.

11. Contacts with the Company; Background of the Offer

  On February 4, 1999, the Parent was contacted by Lazard Freres which indicated that it, together with J.I. Harris & Associates (together with Lazard Freres, the "Investment Bankers"), had been retained by the Company to, among other things, solicit offers to acquire the Company. Lazard Freres inquired whether the Parent would be interested in acquiring the Company. On February 5, 1999, the Parent entered into a confidentiality agreement with the Company, which is described in Section 12 and a copy of which has been filed as an exhibit to the Tender Offer Statement (the "Confidentiality Agreement").

  Based on the preliminary due diligence information provided by the Company (including through Lazard Freres), on February 25, 1999, the Parent advised Lazard Freres that the Parent might be interested, subject to further due diligence, in acquiring the Company at a price between $15.50 and $17.50 per share. Based on this preliminary indication of interest, the Parent was invited by the Investment Bankers to participate in a more formal bidding process along with certain others who had expressed interest in acquiring the Company.

  From March 22, 1999 to April 23, 1999, the Parent continued to perform due diligence of the Company, including reviewing information that was made available through the Company's outside counsel and accountants, and worked with its counsel to structure a possible transaction. During this time, the Parent also engaged in discussions regarding a possible transaction with potential sources of bank financing, including BankBoston, N.A.

  On April 23, 1999, the Parent submitted a non-binding proposal to acquire 100% of the Shares at $16.50 per share. The Parent indicated that it expected to be able to proceed with a two-step transaction involving a tender offer to be followed by a second step merger, the Company's preferred transaction structure. The proposal also included a memorandum prepared by the Parent's counsel outlining conceptual comments to the draft Merger Agreement which had been submitted to all potential bidders for the Company, and the requirement that directors, officers and selected shareholders of the Company sign the Shareholder Agreements and grant an irrevocable proxy to the Parent, all in support of the proposed transaction.

  The Parent indicated that its proposal was subject to final due diligence by it and its financing sources, which it advised the Company it expected could be completed within approximately 30 days, assuming the full cooperation of the Company and its advisors. To induce the Parent to proceed, the Parent required that the Company, and all persons acting on behalf of the Company, cease any further discussions with any other person or entity involving an alternative transaction, and that the Company grant to the Parent a 30-day exclusivity period, subject to the ability of the Board of Directors of the Company to respond in accordance with its fiduciary duties under the MBCA if it received an unsolicited proposal involving a competing transaction where the price per share exceeded $16.50. During the next several days, representatives of the Parent and Lazard Freres had telephone conversations regarding the terms and conditions of the Parent's proposal. A representative of Lazard Freres requested that the Parent submit detailed comments to the draft Merger Agreement so that the Company could better evaluate the Parent's proposal. On April 29, 1999, counsel for the Parent submitted a mark-up of the draft Merger Agreement to counsel for the Company. On May 3, 1999, the Company agreed to permit the Parent to proceed with its final due diligence and granted the Parent a 30-day exclusivity period.

  During the exclusivity period, representatives of the Parent, its professional advisors, including its attorneys and accountants, and its environmental, benefits and insurance consultants, and representatives of BankBoston, N.A., met at various times with representatives of the Company, both in person and on the telephone, and reviewed various contracts, agreements and other documents made available by the Company at a data room established at the offices of the Company's counsel. Representatives of the Parent and of the Parent's environmental consultants also toured selected facilities operated by the Company. During the exclusivity period, representatives of the Parent and its counsel, worked with representatives of BankBoston, N.A. to structure the financing arrangements, including negotiating a term sheet and commitment letter for the financing arrangements. Additionally, during this period, counsel for the Company and counsel for the Parent worked with one another to negotiate the Merger Agreement, and the form of the Shareholder Agreement, including the form of Irrevocable Proxy.

  On May 27, 1999, a conference call was held among representatives of the Parent and its counsel, and a representative of Lazard Freres and counsel for the Company, at which time the status of the due diligence and the financing was discussed. During this call the Parent advised that it was in final negotiations with BankBoston, N.A. on the terms of the debt financing for the transaction, but that the bank was having difficulty with a two-step transaction in which there was a delay in effecting the second step merger. The parties discussed the issues in the Merger Agreement which still required resolution.

  During this call, the Parent also outlined a series of items which both the Parent and BankBoston, N.A. still required as part of their due diligence, noting that representatives of the Company were cooperating fully, but that it was taking more time than expected to finalize certain items. Accordingly, the Parent requested a one-week extension of the exclusivity period. A representative of Lazard Freres indicated that he would take the request back to the Company. Thereafter, on June 3, 1999, the Company entered into a one week extension of the exclusivity period until June 10, 1999.

  From June 1 to June 7, 1999, representatives of both parties worked with one another to complete the due diligence. In addition, representatives of the Parent and its counsel worked with representatives of BankBoston, N.A. and its counsel negotiating the term sheet and commitment letter for the bank financing. On June 7, 1999, representatives of the Parent and its counsel met in New York to discuss the status of the due diligence. During that meeting, several issues were discussed regarding the Company's results of operations, capital requirements, including the capital requirements of Duramex, and financial condition.

  Accordingly, on June 7, 1999, a representative of the Parent telephoned Lazard Freres and indicated that the results of their due diligence had revealed issues which, in the judgment of the Parent, precluded the Parent from paying a $16.50 purchase price, but that they were prepared to come to Detroit, along with the Parent's counsel, to meet with representatives of the Company to determine if the parties could agree on a price for the Shares. After several conversations between representatives of Lazard Freres and the Parent, a meeting was arranged for June 9, 1999, in Detroit.

  On June 9, 1999, representatives of the Company, a representative of each of the Investment Bankers, and representatives of the Parent, met in Detroit. Also present at the meeting were counsel to the Parent and counsel to the Company. During this meeting, the participants discussed the matters which gave rise to the concerns previously expressed by the Parent. During the meeting, a representative of the Parent indicated that they were prepared to move forward with the transaction, but at a price of $15.40 per share. The Company representatives indicated that they did not agree with the Parent that a reduction from $16.50 to $15.40 per Share was warranted. After further discussions, a representative of the Company agreed to recommend, subject to finalizing the terms of the Merger Agreement and the Shareholder Agreements, a $16.00 per Share purchase price. A representative of the Company also agreed to extend the exclusivity period through the close of business on Monday, June 14, 1999.

  On June 10, 1999, counsel for the Company and the Parent met to discuss the terms of the Merger Agreement and the Shareholder Agreements. During that meeting, counsel for the Company inquired into the status of the Parent's financing and was advised that a term sheet and commitment letter from BankBoston, N.A. would be available for review by the Board of Directors of the Company, which was scheduled to meet on June 14, 1999 to consider the proposed transaction. At this meeting, and during subsequent conversations between representatives of the Company and the Parent, the terms of the Merger Agreement and the Shareholder Agreements were negotiated. From June 10 to June 14, representatives of the Parent and the Company continued to evaluate the due diligence issues surrounding the capital requirements of Duramex and its impact upon the Company.

  On June 14, 1999, the Board of Directors of the Company met to consider the transaction. On June 14, 1999, the Parent provided the Company with the term sheet and commitment letter it received from BankBoston, N.A. From June 14 to June 17, 1999, representatives of the Company and the Parent worked with one another and finalized the outstanding due diligence issues, as well as the terms of the Merger Agreement, the Shareholder Agreements and the BankBoston, N.A. term sheet and commitment letter. On June 17, 1999, the Company extended the exclusivity period through the end of that day and its Board of Directors unanimously approved the Offer and the Merger, and unanimously approved the transaction documents, including the Merger Agreement and the Shareholder Agreements. The transaction documents were executed on June 17, 1999, and the transaction was publicly announced on June 18, 1999, prior to the opening of trading on the Nasdaq National Market. On June 25, 1999, the Parent and the Purchaser filed its Tender Offer Statement, and the Company filed its Schedule 14D-9, with the Commission, and the Offer was commenced.

12. The Merger Agreement and the Shareholder Agreements

  The following is a summary of certain provisions of the Merger Agreement and the Shareholder Agreements. This summary is qualified in its entirety by reference to the Merger Agreement and the Shareholder Agreements which are incorporated by reference and copies of which have been filed with the Commission as exhibits to the Tender Offer Statement. The Merger Agreement and the Shareholder Agreements may be examined and copies may be obtained at the places set forth in Section 8 of this Offer to Purchase under "Available Information."

 (a) The Merger Agreement

  The Offer. The Merger Agreement provides that if none of the events set forth in Section 15 shall have occurred or is existing, the Purchaser will commence the Offer as promptly as reasonably practicable after the date of the Merger Agreement, but in no event later than five business days after the date thereof. The obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the Minimum Tender Condition and the other conditions set forth in Section 15. Pursuant to the Merger Agreement, the Purchaser expressly reserves the right to waive any such condition, to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, however, that, without the prior written consent of the Company, no change may be made
(i) which decreases the price per Share payable in the Offer, (ii) which changes the form of consideration payable in the Offer, (iii) which, except as set forth in the next succeeding sentence, extends the period that the Offer is outstanding, (iv) which reduces the maximum number of Shares to be purchased in the Offer or (v) which imposes conditions other than those set forth in Section 15. The Merger Agreement, however, provides that notwithstanding anything to the contrary contained therein, without the consent of the Company, the Parent and the Purchaser may extend the Offer for one or more periods not to exceed 30 days in the aggregate.

  Company Action. The Merger Agreement provides that, subject to the conditions thereof, the Company has approved of and consented to the Offer. The Board of Directors of the Company, at meetings duly called and held on June 14, 1999 and June 17, 1999, has unanimously (i) determined that the Merger Agreement and the Shareholder Agreements, and the Transactions, including, without limitation, the Offer, the Merger and the tender of the Shares pursuant to the Shareholder Agreements, are fair to and in the best interests of the shareholders of the Company, (ii) approved and adopted the Merger Agreement and the Shareholders Agreement, and the Transactions, including, without limitation, the Offer, the Merger and the tender of the Shares pursuant to the Shareholder Agreements, (iii) taken all action to render the provisions of Section 775 through 784 of the

MBCA inapplicable to the Offer, the Merger and the Shareholder Agreements, and
(iv) recommended that the shareholders of the Company accept the Offer and approve and adopt the Merger Agreement and the Transactions, including, without limitation, the Merger.

  The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with the MBCA, at the Effective Time, the Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the Surviving Corporation, and shall continue to be governed by the laws of the State of Michigan. The Merger Agreement provides that the Parent, the Purchaser and the Company shall use their reasonable best efforts to consummate the Merger as soon as practicable.

  Pursuant to the Merger Agreement, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than any Shares held by the Purchaser, the Parent or any direct or indirect wholly owned subsidiary of the Parent or the Company, which will be canceled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto) shall be canceled and shall be converted automatically into the right to receive an amount equal to the Merger Consideration, payable, without interest, to the holder of such Shares, upon surrender in accordance with the Merger Agreement, of the certificate that formerly evidenced such Shares. In addition, at the Effective Time, each share of common stock, without par value, of the Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, without par value, of the Surviving Corporation.

  The Merger Agreement provides that, each outstanding option to purchase Shares granted under the Company Stock Option Plans (as defined in the Merger Agreement) or otherwise will be canceled at the Effective Time, and each holder of a canceled option (whether issued pursuant to a Company Stock Option Plan or otherwise) will be entitled to receive, at the Effective Time or as soon as practicable thereafter, from the Company, in consideration for the cancellation of such option, an amount in cash equal to the product of (i) the number of Shares previously subject to such option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such option.

  The Merger Agreement provides that the Articles of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time, will be the Articles of Incorporation of the Surviving Corporation, and that the By-Laws of the Purchaser, as in effect immediately prior to the Effective Time, will be the By-Laws of the Surviving Corporation, in each case, until amended in accordance with applicable law. The Merger Agreement also provides that the directors of the Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and that the officers of the Purchaser immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

  Special Shareholders' Meeting. If immediately after the expiration of the Offer at least a majority of the outstanding shares on a fully-diluted basis have been tendered in the Offer and not withdrawn, but the Minimum Tender Condition has not been satisfied, then the parties have agreed that the Purchaser will not purchase any shares pursuant to the Offer and, instead, the Company will promptly, in accordance with applicable law and its Articles of Incorporation and Bylaws, (i) duly call, give notice of, convene and hold a special meeting of its shareholders as soon as practicable following the expiration of the Offer for the purpose of considering and taking action on the Merger Agreement and the Transactions (the "Special Shareholders' Meeting") and (ii) subject to certain provisions of the Merger Agreement, (a) include in the proxy statement to be prepared in connection with such meeting (the "Proxy Statement") the unanimous recommendation of the Board of Directors of the Company that the shareholders of the Company approve and adopt the Merger Agreement and the Transactions, including without limitation, the Merger and (b) use its best efforts to obtain such approval and adoption.

  Proxy Statement. The Merger Agreement provides that, as soon as practicable following the date of the Merger Agreement, the Company will file the Proxy Statement with the Commission under the Exchange Act, and, if Shares have not been purchased in the Offer but the parties are obligated to proceed with the Merger, the Company will use its best efforts to have the Proxy Statement cleared by the Commission. The parties will cooperate with one another in this endeavor.

  Access to Information; Confidentiality. Pursuant to the Merger Agreement, from the date of the Merger Agreement to the Effective Time, the Company will, and will cause the Subsidiaries and the officers, directors, employees, auditors and other agents of the Company and the Subsidiaries to, afford the officers, employees and agents of the Parent and the Purchaser access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, will instruct its independent auditors to make available its accountants' work papers to the officers, employees or agents of the Parent and the Purchaser, and will furnish the Parent and the Purchaser with all financial, operating and other data and information as the Parent or the Purchaser, through its officers, employees or agents, may reasonably request. All information obtained by the Parent or the Purchaser pursuant to the above sentence will be kept confidential in accordance with the Confidentiality Agreement between the Parent and the Company, a copy of which is filed with the Commission as an exhibit to the Tender Offer Statement.

  Representations and Warranties. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to the Parent and the Purchaser with respect to, among other things, its organization and qualification, the Company's wholly owned subsidiaries (the "Subsidiaries"), capitalization, authority, required filings and consents, compliance with law, financial statements, the absence of certain changes or events concerning the Company or any of the Subsidiaries since December 31, 1998, the absence of litigation, employee benefit plans, labor matters, information in the Tender Offer Statement, this Offer to Purchase and such other documents, together with all supplements and amendments thereto (collectively, the "Offer Documents"), the Schedule 14D-9 and the Proxy Statement, real property matters, intellectual property matters, taxes, environmental matters, material contracts, brokers and counsel, Year 2000 compliance and the capitalization and certain other matters concerning Duramex. The Parent and the Purchaser have made customary representations and warranties to the Company with respect to, among other things, its organization, authority, no conflicts, required filings and consents, financing for the Offer, information in the Offer Documents and the proxy statement, and brokers.

  Conduct of Business by the Company. Pursuant to the Merger Agreement, the Company has agreed that, from the date of the Merger Agreement to the Effective Time, unless the Parent shall otherwise agree in writing, the business of the Company and the Subsidiaries will be conducted only in, and the Company and the Subsidiaries will not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company will use its best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relationships.

  Pursuant to the Merger Agreement, neither the Company nor any Subsidiary will, from the date of the Merger Agreement to the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of the Parent: (i) amend or otherwise its Articles of Incorporation or Bylaws or equivalent organizational documents; (ii) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (a) any shares of capital stock of any class of the Company, any Subsidiary, Duramex or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company, any Subsidiary or Duramex (except for the issuance of a maximum of 468,000 Shares issuable pursuant to stock options outstanding on the date of the Merger Agreement) or (b) any assets of the Company, any Subsidiary, except for sales in the ordinary course of business and in a manner consistent with past practice; (iii)(a) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, or (b) make any capital contribution with respect to any Subsidiary or Duramex; (iv) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock; (v)(a) except as expressly provided pursuant to the Merger Agreement, take any of the actions described in (b)(2), (b)(3), (b)(4),
(b)(6) and (b)(7) of this subsection (v) as they relate to the GMT-805 project being undertaken by the Company and Duramex or (b)(1) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) another entity or any assets, (2) incur indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, pledge in respect of or otherwise as an accommodation become responsible for the obligations of any person, or make loans or advances, except in the ordinary course of business consistent with past practice, but in no event shall there be more than $1,300,000 of indebtedness outstanding at any one time, (3) enter into any contract or agreement other than (A) agreements specifically provided for in the Merger Agreement (which shall only be entered into following consultation with the Parent) or (B) contracts or agreements entered into in the ordinary course of business consistent with past practice and which require payments by the Company or the Subsidiaries in an aggregate amount of less than $100,000, (4) terminate, cancel or permit any change in, or agree to any change in, any Material Contract (as defined in the Merger Agreement), except in the ordinary course of business consistent with past practice, (5) terminate, cancel or permit any change in, or agree to any change in, any Affiliate Contract, Broker Agreement or Attorney Engagement (as defined in the Merger Agreement), (6) authorize any single capital expenditure which is above specified dollar thresholds, or (7) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this subparagraph (v); (vi) increase the compensation of, or grant any severance or termination pay to, directors, officers and employees (except for normal compensation increases consistent with past practice for employees who are not officers); (vii) change accounting policies or practices; (viii) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability;
(ix) pay, discharge or satisfy any claim, liability or obligation; or (x) announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

  No Solicitation of Transactions. Pursuant to the Merger Agreement, neither the Company nor any Subsidiary shall, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person relating to the acquisition or purchase of all or any material portion of the assets of, or any equity interest in, the Company or any Subsidiary or any merger, consolidation, business combination, reorganization, recapitalization or similar transaction involving the Company or any subsidiary (each a "Competing Transaction") or participate in any discussions or negotiations regarding, or furnish to any other person any information with respect, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. The Company and each of the Subsidiaries will cease and cause to be terminated any existing activities, discussions or negotiations by or on its behalf with any other person conducted prior to the execution of the Merger Agreement with respect to any Competing Transaction and will promptly notify the Parent following receipt of any request by any person relating to any possible Competing Transaction or information concerning the Company. Pursuant to the Merger Agreement, the Company provided the Parent with the name of each person to whom any confidential documents or information concerning the Company or any of the Subsidiaries was disclosed by or on behalf of the Company since January 1, 1998 for the purpose of discussing a possible change in control transaction involving the Company (a "Potential Buyer"). The Company will promptly request that each such Potential Buyer either return all of such confidential documents and information, and all copies thereof, to the Company or deliver a written certification of such destruction to the Company. The Company shall use its best efforts to cause each such Potential Buyer to comply with such request and shall notify the Parent promptly following compliance by each Potential Buyer with such request. The Company agrees that it will not disclose any of the terms of the Merger Agreement or the matters referred to therein to any other prospective acquiror of the Company until the Effective Time or earlier if the Merger Agreement is terminated in accordance with its terms, except to the extent such disclosure is required by law or the regulations of Nasdaq. Nothing contained in the Merger Agreement shall prohibit the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations with, any person in connection with an unsolicited (from the date of the Merger Agreement) proposal involving a fully-financed Competing Transaction which is made in writing by such person and which, if consummated, would provide consideration per Share to the shareholders of the Company in excess of the Offer Price (a "Superior Proposal"), if, and only to the extent that, the Board of Directors of the Company determines in good faith, based upon the written advice of its counsel, that such action is required for the Board of Directors of the Company to comply with its fiduciary duties to shareholders under the MBCA.

  Employee Benefits Matters. The Merger Agreement provides that for a period of one year from the Effective Time, the Parent shall, or shall cause the Company or the Surviving Corporation to, maintain the Plans (as defined in the Merger Agreement) (other than the Company Stock Option Plans) which the Company maintains for the benefit of, or which are open to, a majority of the employees of the Company on the terms in effect on the date of the Merger Agreement, or such other plans, arrangements or programs as will provide employees with benefits that in the aggregate are substantially equivalent to those provided under the Plans (other than the Company Stock Option Plans) as in effect on the date of the Merger Agreement. In addition, the Parent shall, or shall cause the Company or the Surviving Corporation to, assume and agree to perform certain Change of Control Agreements in the same manner and to the same extent that the Company is required to perform such agreements.

  Directors' and Officers' Indemnification and Insurance. The Merger Agreement provides that the Articles of Incorporation and Bylaws of the Surviving Corporation must contain provisions no less favorable with respect to indemnification than are set forth in the Bylaws of the Company and these provisions may not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

  The Merger Agreement provides that the Company agrees to indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation agrees to indemnify and hold harmless, each present and former director, officer, employee, fiduciary and agent of the Company and each Subsidiary (collectively, the "Indemnified Parties") against any costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, whether occurring before or after the Effective Time, for a period of six years after the date of the Merger Agreement. In the event of such claim, action, suit, proceeding or investigation, (a) the Company or the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly after statements therefor are received and (b) the Company and the Surviving Corporation will cooperate in the defense of any such matter ; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent will not be unreasonably withheld); provided further that neither the Company nor the Surviving Corporation shall be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties in any single action except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of the action; and provided further that, in the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim.

  The Merger Agreement provides that the Surviving Corporation shall use its best efforts to maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring on or prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 250% of current annual premiums paid by the Company for such insurance. The Merger Agreement requires that any successor corporation or assignee of the Company or the Surviving Corporation assume these insurance and indemnification obligations.

  Waiver. The Merger Agreement provides that, at any time prior to the Effective Time, any party thereto may (i) extend the time for the performance of any of the obligation or other act of any other party thereto, (ii) waive any inaccuracy in the representations and warranties contained therein or in any document delivered pursuant thereto and (iii) waive compliance with any agreement or condition contained therein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

  Conditions to the Merger If Offer Conditions Have Been Satisfied or
Waived. The Merger Agreement provides that if the conditions set forth in
Section 15 have been satisfied or, where permitted, waived, the respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(i) the Merger Agreement and the Transactions, including, without limitation, the Merger, shall have been approved and adopted by the affirmative vote of the shareholders of the Company (unless the vote of shareholders is not required by the MBCA); (ii) no governmental authority, agency or commission shall have enacted, issued promulgated, enforced or entered any law, rule, regulation executive order, decree, injunction or other order which is then in effect and has the effect of making the acquisition of Shares by the Parent or the Purchaser or any affiliate of either of them or the consummation of the Merger illegal or otherwise restricting, preventing or prohibiting the consummation of the Transactions; and (iii) the Purchaser shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall only be applicable to the obligations of the Parent and the Purchaser if the Purchaser's failure to purchase such Shares is not in breach of the Merger Agreement or the terms of the Offer.

  Conditions to the Merger If Offer Conditions Have Not Been Satisfied or Waived. The Merger Agreement provides that if the conditions set forth in
Section 15 have not been satisfied or, where permitted, waived, the respective obligations of the Parent and the Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger shall be subject to the satisfaction, or, where permitted, waived, at or prior to the Effective Time of the conditions set forth in subsections (a) and (b) below:

    (a) Conditions Applicable to the Parent and the Purchaser: (1) the Merger Agreement and the Transactions, including, without limitation, the Merger, shall have been approved and adopted by the affirmative vote of the shareholders of the Company (unless the vote of shareholders is not required by the MBCA); (2) no governmental authority, agency or commission shall have enacted, issued promulgated, enforced or entered any law, rule, regulation executive order, decree, injunction or other order which is then in effect and has the effect of making the acquisition of Shares by the Parent or the Purchaser or any affiliate of either of them or the consummation of the Merger illegal or otherwise restricting, preventing or prohibiting the consummation of the Transactions; (3) there shall not have occurred any Material Adverse Effect, which, although further defined in the Merger agreement, is generally a change, other than a change to the design, specifications or scope of the Company's for the GMT-805 project being undertaken by the Company and Duramex, that adversely affect, or may be reasonably likely to adversely affect, the business (operational, financial or otherwise) of the Company and its subsidiaries by an amount equal to at least $5 Million; (4) the Company shall have taken or caused to be taken all such action so that each outstanding option to purchase Shares issued by the Company other than pursuant to the Company's 1996 Stock Option Plan shall be automatically canceled as of the Effective Time and the holders of each such option shall only be entitled to receive from the Company, at the Effective Time or as soon as practicable thereafter, an amount in cash equal to the Spread (as defined in the Merger Agreement), if any, in exchange for the cancellation of each such option; (5) no misstatement in or omission from any representation of, or beach of warranty by, the Company in the Merger Agreement, as a result of which there may reasonably be expected to occur a material adverse effect with respect to the Company, and the President of the Company shall have delivered a certificate to such effect in form and substance reasonably satisfactory to the Parent; (6) the Company shall have performed in all material respects all of its obligations, and shall have complied in all material respects with all of its material agreements and covenants, to be performed or complied with by it under the Merger Agreement, and the President of the Company shall have delivered a certificate to such effect in form and substance reasonably satisfactory to the Parent; and (7) the Company's consolidated cash balance, as computed in accordance with generally accepted accounting principles, as of the expiration of the Effective Time, shall be less than $15 million, determined after subtracting an amount equal to the then-outstanding accounts payable (excluding inter-company accounts payable) incurred by the Company, any Subsidiary and/or Duramex relating to certain expenditures permitted to be made pursuant to the Merger Agreement in connection with the GMT-805 project.

    (b) Conditions Applicable to the Company: (1) the Merger Agreement and the Transactions, including, without limitation, the Merger, shall have been approved and adopted by the affirmative vote of the shareholders of the Company (unless the vote of shareholders is not required by the MBCA);
  (2) no governmental authority, agency or commission shall have enacted, issued promulgated, enforced or entered any law, rule, regulation executive order, decree, injunction or other order which is then in effect and has the effect of making the acquisition of Shares by the Parent or the Purchaser or any affiliate of either of them or the consummation of the Merger illegal or otherwise restricting, preventing or prohibiting the consummation of the Transactions; (3) no misstatement in or omission from any representation of, or breach of warranty by, the Parent or the Purchaser in the Merger Agreement, as a result of which there may reasonably be expected to occur a material adverse effect with respect to the Parent or the Purchaser, and the President of the Parent shall have delivered a certificate to such effect in form and substance reasonably satisfactory to the Company; and (4) the Parent and the Purchaser shall have performed in all material respects all of their obligations, and shall have complied in all material respects with all of their material agreements and covenants, to be performed or complied with by them under the Merger Agreement, and the President of the Parent shall have delivered a certificate to such effect in form and substance reasonably satisfactory to the Company.

  Termination. The Merger Agreement provides that it may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Merger Agreement and the transactions contemplated thereby by the shareholders of the Company:

    (i) By mutual written consent duly authorized by (a) the Boards of Directors of the Purchaser and the Company and (b) the general partner of the Parent; or

    (ii) By the Parent, the Purchaser or the Company if (a) the Effective Time shall not have occurred on or before November 30, 1999; provided, however, that the right to terminate the Merger Agreement under this section shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or
  (b) any court of competent jurisdiction in the United States or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

    (iii) By the Parent, upon approval of its Board of Directors, if (a) due to an occurrence or circumstance that would result in a failure to satisfy any of the conditions set forth in Section 15 other than the Minimum Tender Condition, the Purchaser shall have (1) failed to commence the Offer within 60 days following the date of the Merger Agreement, (2) terminated the Offer without having accepted any Shares for payment thereunder or (3) failed to pay for Shares pursuant to the Offer within 90 days following the commencement of the Offer; provided, however, that the Minimum Tender Condition shall have been satisfied and such action or inaction under (1),
  (2) or (3) shall not have been caused by or resulted from the failure of the Parent or the Purchaser to perform in any material respect any material covenant or agreement of either of them contained in the Merger Agreement or the material breach by the Parent or the Purchaser of any material representation or warranty of either of them contained in this Agreement or
  (b) prior to the purchase of Shares pursuant to the Offer, the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to the Purchaser or the Parent or, after receipt of a proposal involving a Competing Transaction, upon the request of the Parent, shall not have promptly publicly reaffirmed, its approval or recommendation of the Offer, the Merger Agreement, the Merger, the Shareholder Agreements or any other Transaction, or shall have recommended another merger, consolidation, business combination, recapitalization, reorganization or similar transaction involving, or acquisition of, the Company or its assets, or another tender offer or exchange offer for Shares, or shall have resolved to do any of the foregoing; or

    (iv) By the Parent, upon approval of its Board of Directors, if the Company shall have materially breached its obligations discussed under "No Solicitation of Transactions" above; or

    (v) By the Company, upon approval of the Board of Directors of the Company, if due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Section 15 other than the Minimum Tender Condition, the Purchaser shall have (a) failed to commence the Offer within 60 days following the date of the Merger Agreement, (b) terminated the Offer without having accepted any Shares for payment thereunder or (c) failed to pay for Shares pursuant to the Offer within 90 days following the commencement of the Offer; provided, however, that the Minimum Tender Condition shall have been satisfied and such action or inaction under (a), (b) and (c) shall not have been caused by or resulted from the failure of the Company to perform in any material respect any material covenant or agreement of it contained in the Merger Agreement or the material breach by the Company of any material representation or warranty of it contained in the Merger Agreement; or

    (vi) By the Company or the Parent, prior to the purchase of Shares pursuant to the Offer, if the Board of Directors of the Company, in full compliance with the provisions discussed in "No Solicitation of Transactions" above, shall have approved the execution by the Company of a definitive agreement relating to a Superior Proposal; provided, however, the Company shall not be entitled to terminate the Merger Agreement pursuant to this section (vi) unless, at least three (3) business days prior to such termination, the Company shall have first provided to the Parent (a) notice of its intention to terminate the Merger Agreement as of a particular effective date, (b) copies of the definitive documents relating to the Superior Proposal that the Board of Directors of the Company has resolved to approve and (c) the right to increase the price to be paid for the Shares purchased pursuant to the Offer and the Merger to an amount per Share equal to the amount per Share to be received by the shareholders of the Company pursuant to the Superior Proposal (the "Higher Price"); and provided, further, that if, prior to the effective date of such termination as set forth in the notice from the Company referred to above, the Parent notifies the Company of its agreement to pay the Higher Price, the Merger Agreement shall not terminate; or

    (vii) By either the Parent or the Company at any time after the expiration of the Offer if, immediately after expiration of the Offer, less than a majority of the outstanding Shares on a fully-diluted basis have been tendered into the Offer, and not withdrawn.

  Effect of Termination. In the event of the termination of the Merger Agreement pursuant to the foregoing, the Merger Agreement will then become void, and there will be no liability on the part of any party thereto, except as set forth in Sections 8.03 (Fees and Expenses) and 9.01 (Non-Survival of Representations and Warranties) of the Merger Agreement. This, however, will not relieve any party from liability for any breach of the Merger Agreement.

  Fees and Expenses. The Merger Agreement provides that in the event that (a) any person shall have commenced a tender or exchange offer for 25% or more (or which, assuming the maximum amount of securities which could be purchased, would result in any person beneficially owning 25% or more) of the then outstanding Shares or otherwise publicly announced a Competing Transaction for the direct or indirect acquisition of the Company or all or substantially all of its assets and (1) the Board of Directors of the Company does not recommend against the Competing Transaction, (2) the Offer shall have remained open for at least 20 business days, (3) the Minimum Tender Condition shall not have been satisfied and (4) the Merger Agreement shall have been terminated; or (b) the Merger Agreement is terminated pursuant to clauses (iii)(b), (iv) or (vi) under "Termination" above; then, in any such event, the Company shall pay the Parent promptly (but in no event later than one business day after the first of such events shall have occurred) a fee of $3,545,389 and shall reimburse the Parent promptly for all out-of-pocket expenses incurred by it, up to a maximum of $500,000, in connection with its due diligence investigation, dealings with financing sources and in the negotiation, execution and delivery of the Merger Agreement and any debt financing arrangements relating to the Offer or the Merger, such expenses to include, without limitation, attorneys', accountants' and other consultants' fees and disbursements, bank fees, and travel costs. Such amounts shall be payable in immediately available funds.

  The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

 (b) The Shareholder Agreements.

  Each of the Shareholders of the Company listed on Schedule I to the Merger Agreement, including all directors of the Company, has entered into a Shareholder Agreement with the Parent and the Purchaser.

  Agreement to Tender. Pursuant to the Shareholder Agreements, each Shareholder will tender all Shares beneficially owned by it pursuant to the Offer within 10 business days of commencement of the Offer.

  Voting and Irrevocable Proxy. Pursuant to the Shareholder Agreements, each Shareholder will (i) vote all Shares beneficially owned by it in favor of the Merger, (ii) vote all Shares beneficially owned by it against any action or agreement that would result in a breach of any covenant or any representation or warranty or any other obligation or agreement of the Company under or pursuant to the Merger Agreement, (iii) vote all Shares beneficially owned by it against any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the Merger or the Offer, and (iv) without limiting the foregoing, consult with the Parent and vote all Shares beneficially owned by it in such manner as is determined by the Parent to be in compliance with this paragraph. Pursuant to the Shareholder Agreements, each Shareholder will deliver to the Parent contemporaneously with the execution of the Shareholder Agreement an Irrevocable Proxy pursuant to which each Shareholder irrevocably appoints and constitutes Angus C. Littlejohn, Jr., Michael I. Klein and the Parent to exercise the proxy to vote the Shares in the foregoing manner at any time until the earlier to occur of the valid termination of the Merger Agreement or the Effective Time.

  Termination. The Shareholder Agreements provide that they will terminate on the earliest to occur of (a) the date on which the Purchaser accepts for payment the Shares tendered in the Offer, so long as the Shares are so tendered and not withdrawn, (b) the Effective Time and (c) the date of the termination of the Merger Agreement in accordance with its terms. The Purchaser shall not purchase the Shares subject to the Shareholder Agreements pursuant to the Offer unless the Purchaser purchases pursuant to the Offer that number of Shares such that the Minimum Tender Condition is satisfied.

  Certain Covenants of Shareholder. Pursuant to the Shareholder Agreements, each Shareholder agrees not to: (a) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Shares; (b) grant any proxies, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (c) directly or indirectly through any agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person (other than the Parent or the Purchaser) relating to any Competing Transaction, or participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any person (other than the Parent and the Purchaser) to do or seek any of the foregoing. Pursuant to the Shareholder Agreements, each Shareholder has agreed to cease and cause to be terminated any existing activities, discussions or negotiations by or on its behalf with any person (other than the Parent and the Purchaser) conducted prior to entering such agreement with respect to any Competing Transaction and agreed to promptly notify the Parent following receipt of any request by any person (other than the Parent or the Purchaser) relating to any possible Competing Transaction or information concerning the Company. The Shareholder Agreements provide that the Shareholder may, solely in his capacity as a member of the Board of Directors of the Company, furnish information to, or enter into discussions or negotiations with, any person in connection with an unsolicited proposal involving a fully-financed Competing Transaction which is made in writing by such person and which, if consummated, would provide consideration per share of Common Stock to the shareholders of the Company in excess of the Offer Price if, and only to the extent that, the Board of Directors of the Company determines in good faith, based upon the written advice of its counsel, that such action is required for the Board of Directors of the Company to comply with its fiduciary duties to shareholders under the MBCA.

 (c) Appraisal Rights

  Holders of Shares do not have appraisal rights as a result of the Offer or the Merger under the MBCA.

 (d) Rule 13e-3

  The Commission has adopted Rule 13e-3 under the Exchange Act that is applicable to certain "going private" transactions and that may under certain circumstances be applicable to the Merger following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire any remaining Shares. Rule 13e-3 should not be applicable to the Merger if the Merger is consummated within one year after the expiration or termination of the Offer and the price paid in the Merger is not less than the price per Share paid pursuant to the Offer. However, in the event that the Purchaser is deemed to have acquired control of the Company pursuant to the Offer and if the Merger is consummated more than one year after completion of the Offer or an alternative acquisition transaction is effected whereby shareholders of the Company receive consideration less than that paid pursuant to the Offer, in either case at a time when the Shares are still registered under the Exchange Act, the Purchaser may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger or such alternative transaction and the consideration offered to minority shareholders in the Merger or such alternative transaction, be filed with the Commission and disclosed to shareholders prior to consummation of the Merger or such alternative transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration. See Section 7. If such registration were terminated, Rule 13e-3 would be inapplicable to any such future Merger or such alternative transaction.

13. Purpose of the Offer; Plans for the Company

  Purpose of the Offer. The purpose of the Offer and the Merger is to enable the Parent to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the Shares. The Parent will consummate the Merger as soon as practicable following the consummation of the Offer. The purpose of the Merger is to acquire all Shares not purchased pursuant to the Offer or otherwise.

  Plans for the Company. It is expected that, initially following the Merger, the business and operations of the Company and its subsidiaries will continue without substantial change. The Parent intends to conduct a detailed review of the Company and its subsidiaries and their assets, corporate structure, operations, properties, policies, management and personnel and to consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances then existing. The Parent reserves the right to take such actions and make such changes as it deems desirable. Such changes could include changes in the Company's business, corporate structure, capitalization, dividend policy, Board of Directors or management or personnel.

  Except as otherwise described in this Offer to Purchase, the Purchaser and the Parent have no current, definite plans or proposals that would relate to, or result in, any extraordinary corporate transaction involving the Company, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any change in the Company's capitalization or dividend policy or any other material change in the Company's business, corporate structure, present Board of Directors or management or personnel.

  The Merger Agreement provides that the directors of the Purchaser, at the effective time of the Merger, will be the initial directors of the Company after the Merger. For the potential effects of the Offer and the Merger on the listing of the Shares on Nasdaq and their registration under the Exchange Act, see Section 7.

14. Dividends and Distributions

  The Merger Agreement provides that, prior to the Effective Time, without the prior written consent of the Parent, neither the Company nor any subsidiary of the Company will directly or indirectly do, or propose to do, any of the following: (i) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (a) any shares of capital stock of any class of the Company, any Subsidiary, Duramex or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company, any Subsidiary or Duramex (except for the issuance of a maximum of 468,000 Shares issuable pursuant to stock options outstanding on the date of the Merger Agreement) or (b) any assets of the Company, any Subsidiary, except for sales in the ordinary course of business and in a manner consistent with past practice; or (ii)(a) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, or (b) make any capital contribution with respect to any Subsidiary or Duramex.

15. Certain Conditions of the Offer

  Notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer if (i) the Minimum Tender Condition shall not have been satisfied, (ii) at any time on or after the date of the Merger Agreement and prior to the acceptance of such Shares for payment, any of the following conditions exist:

    (a) there shall have been entered any order, preliminary or permanent injunction, decree, judgment or ruling in any action or proceeding before any court or governmental, administrative or regulatory authority or agency, which makes illegal or otherwise directly or indirectly restrains or prohibits or makes materially more costly the making of the Offer, the acceptance for payment of, or payment for, any Shares by the Parent, the Purchaser or any other affiliate of the Parent, or the consummation of any other transaction contemplated by the Merger Agreement;

    (b) there shall have occurred any Material Adverse Effect (as defined in the Merger Agreement) with respect to the Company;

    (c) (i) the Board of Directors of the Company or any committee thereof
  (x) shall have withdrawn or modified in a manner adverse to the Parent or the Purchaser the approval or recommendation of the Offer, the Merger, the Shareholder Agreements or the Merger Agreement, (y) shall have failed to reaffirm such approval or recommendation upon request by the Parent given after the Company's receipt of a proposal involving a Competing Transaction (as defined in the Merger Agreement) or (z) shall have approved or recommended any takeover proposal or any other acquisition of Shares other than the Offer and the Merger, or (ii) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing;

    (d) there shall have been any misstatement in or omission from any representation of, or there shall have occurred any breach of warranty by, the Company in the Merger Agreement as a result of which, individually or in the aggregate, there may reasonably be expected to occur a Material Adverse Effect with respect to the Company;

    (e) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any material agreement or material covenant of the Company to be performed or complied with by it under the Agreement;

    (f) the Merger Agreement shall been terminated in accordance with its terms;

    (g) the Company shall not have taken or caused to be taken all such action so that each outstanding option to purchase Shares issued by the Company other than pursuant to the Company's 1996 Stock Option Plan shall be automatically canceled as of the Effective Time and the holders of each such option shall only be entitled to receive from the Company, at the Effective Time or as soon as practicable thereafter, an amount in cash equal to the product of (i) the number of Shares previously subject to such option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such option, in exchange for the cancellation of each such option;

    (h) the Purchaser and the Company shall have agreed that the Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder which, in the sole judgment of the Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by the Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment; or

    (i) the Company's consolidated cash balance, as computed in accordance with generally accepted accounting principles, as of the expiration of the Offer, shall be less than $15 million, determined after subtracting an amount equal to the then-outstanding accounts payable (excluding inter-company accounts payable) incurred by the Company, any Subsidiary and/or Duramex relating to certain expenditures permitted to be made pursuant to the Merger Agreement in connection with the GMT-805 project;

or (iii) immediately after the expiration of the Offer, the President of the Company shall not have delivered a certificate in form and substance reasonably satisfactory to Parent to the effect that the condition described above does not exist.

  The Merger Agreement provides that the foregoing conditions are for the sole benefit of the Purchaser and the Parent and may be asserted by the Purchaser or the Parent regardless of the circumstances giving rise to any such condition or may be waived by the Purchaser or the Parent in whole or in part at any time and from time to time in their sole discretion. The Merger Agreement provides that the failure by the Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

16. Certain Legal Matters

  Based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, neither the Purchaser nor the Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action, except as otherwise described in this Section 16, by any governmental, administrative or regulatory agency or authority, domestic, foreign or supernational, that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser and the Parent currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise expressly described in this Section 16, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could, subject to the terms and conditions of the Merger Agreement, decline to accept for payment or pay for any Shares tendered. See Section 15 for certain conditions to the Offer.

  State Takeover Laws. The Company is incorporated under the laws of the State of Michigan. No Michigan takeover statute or similar statute or regulation, including, without limitation, Sections 775 to 784 and Sections 790 to 799 of the MBCA which the Company has taken all action to render inapplicable to the Transactions, imposes restrictions materially adversely affecting (or materially delaying) the consummation of the Offer or the Merger or would, as a result of the Offer, the Merger, the Transactions or the acquisition of securities of the Company by the Parent or the Purchaser, (A) restrict or impair the ability of the Parent to vote, or otherwise to exercise the rights of a shareholder with respect to, securities of the Company or the Surviving Corporation that may be acquired or controlled by the Parent or (B) entitle any shareholder to acquire securities of the Company or the Surviving Corporation on a basis not available to the Parent.

  A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, shareholders, executive offices or places of business in such states. In Edgar
v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law, and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining shareholders; provided that such laws were applicable only under certain conditions. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

  Based on information supplied by the Company and its own review, the Parent and the Purchaser do not believe that any other state takeover statutes purport to apply to the Offer or the Merger. Neither the Purchaser nor the Parent has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer. See
Section 15.

  Antitrust. Neither the Offer nor the Merger are subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. However, filings with, notifications to, and authorizations and approvals of certain antitrust authorities in jurisdictions other than the United States may be required. There can be no assurance that any authorizations, approvals or decisions required by such authorities will be granted or that such authorities will not challenge the Offer or the Merger. The Parent and the Company believe, however, that the failure to obtain such authorizations and approvals would not be material.

  At any time before or after the Purchaser's purchase of Shares pursuant to the Offer, an antitrust enforcement agency in jurisdictions other than the United States could take such action under the applicable antitrust laws, if any, as it deems necessary or desirable in the public interest. Private parties may also be able to bring legal action under such antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on such antitrust grounds will not be made or, if such a challenge is made, of the results thereof.

17. Fees and Expenses

  The Purchaser has retained Georgeson Shareholder Communications Inc. to act as the Information Agent and BankBoston, N.A. to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the Federal securities laws.

  Neither the Purchaser nor the Parent will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

18. Miscellaneous

  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor the Parent is aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or the Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction where securities or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  No person has been authorized to give any information or to make any representation on behalf of the Purchaser or the Parent not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

  The Purchaser or the Parent has filed with the Commission the Tender Offer Statement pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Sections 8 and 9 (except that they will not be available at the regional offices of the Commission).

                                          LPIV ACQUISITION CORP.

June 25, 1999

                                  SCHEDULE I

       Directors and Executive Officers of the Purchaser and the Parent

  1. General. LPIV, LLC, a Delaware limited liability company, is a wholly owned subsidiary of LPIV Acquisition Corp., a Michigan corporation, which is a wholly owned subsidiary of Littlejohn Partners IV, L.P., a Delaware limited partnership. The general partner of Littlejohn Partners IV, L.P., is Littlejohn Associates, LLC, a Delaware limited liability company. Information with regard to the directors and executive officers of LPIV, LLC, Littlejohn Associates, LLC and LPIV Acquisition Corp. is set forth in items 2, 3 and 4 below, respectively. The principal address and current business address for each of the entities described in this Item 1 is c/o Littlejohn Partners IV, L.P., 115 East Putnam Avenue, Greenwich, Connecticut 06830.

  2. Executive Officers of LPIV, LLC. LPIV, LLC is a member-managed limited liability corporation. Its sole member is LPIV Acquisition Corp. The name, business address, present principal occupation or employment and five-year employment history of each of the executive officers of LPIV, LLC are set forth below. Unless otherwise indicated, the business address of each such director and each such executive officer is L.P., 115 East Putnam Avenue, Greenwich, Connecticut 06830. All executive officers listed below are citizens of the United States.

                                               POSITION WITH LPIV, LLC
                                         PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND BUSINESS ADDRESS                     5-YEAR EMPLOYMENT HISTORY
-------------------------                -----------------------------------
Angus C. Littlejohn, Jr. ........... Chairman. Chief Executive Officer of
                                     Littlejohn & Co. ("Littlejohn") (1996 to
                                     present). General Partner in charge of
                                     operations at Joseph Littlejohn & Levy
                                     (1987 to 1996).

Michael I. Klein.................... President. President of Littlejohn (1996 to
                                     present). Founder and principal of Trinad
                                     Partners, Inc., a merchant banking firm
                                     which acquired S&S Industries, Inc. (1994
                                     to 1996). Executive officer and director of
                                     S&S Industries, Inc., a manufacturer of
                                     components for brassieres (1995 to 1998).

Harry E. Weyher, III................ Vice President, Treasurer and Secretary.
                                     Executive Vice President and Chief
                                     Financial Officer of Littlejohn (1996 to
                                     present). Chief Financial Officer of Gerald
                                     Metals, Inc., an international metals
                                     trading and processing firm (1990 to 1996).

  3. Managers of Littlejohn Associates, LLC. Littlejohn Associates, LLC, the general partner of Littlejohn Partners IV L.P., is a manager-managed limited liability corporation. The managers of Littlejohn Associates, LLC are listed below and the business address, present principal occupation or employment and five-year employment history of each such managers are set forth above in
Section 2 of this Schedule I, except as set forth below. All managers listed below are citizens of the United States.

                                      POSITION WITH LITTLEJOHN ASSOCIATES, LLC
                                         PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND BUSINESS ADDRESS                     5-YEAR EMPLOYMENT HISTORY
-------------------------             -----------------------------------------
Angus C. Littlejohn, Jr. ........... Manager

Michael I. Klein.................... Manager

Harry E. Weyher, III................ Manager

Edmund J. Feeley.................... Manager. Managing Director of Littlejohn
                                     (from 1998 to present). President and Chief
                                     Operating Officer of Fleer Corp. (1996 to
                                     1998). Senior Vice President of The
                                     Timberland Co. (1993 to 1996).

  4. Directors and Executive Officers of LPIV Acquisition Corp. The name of each of the directors and executive officers of the Purchaser are set forth below. The business address, present principal occupation or employment and five-year employment history of such individuals are set forth above in
Section 2 of this Schedule I. All directors and executive officers listed below are citizens of the United States.

                                           POSITION WITH LPIV ACQUISITION CORP.
                                            PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND BUSINESS ADDRESS                        5-YEAR EMPLOYMENT HISTORY
-------------------------                  ------------------------------------
Angus C. Littlejohn, Jr. .............. Chairman and Director.

Michael I. Klein....................... President and Director.

Harry E. Weyher, III................... Vice President, Treasurer and Secretary.

  Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                               BankBoston, N.A.

By First Class Mail:               By Hand:             By Overnight, Certified
                                                           or Express Mail:
   BankBoston, N.A.           Securities Transfer &
ATTN: Corporate Actions     Reporting Services, Inc.       BankBoston, N.A.
   P.O. Box 8029            c/o Boston Equiserve LP      ATTN: Corporate Actions
Boston, MA 02266-8029     100 William Street, Galleria     150 Royall Street
                             New York, NY 10038              Canton, MA 02021

                           By Facsimile Transmission:
                        (For Eligible Institutions only)
                              (781) 575-2233/2232

                        For Information or Confirmation:
                                 (781) 575-3120

  Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender offer materials may be directed to the Information Agent at the address and telephone numbers listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

        [LOGO OF GEORGESON SHAREHOLDER COMMUNICATIONS INC. APPEARS HERE]

                               Wall Street Plaza
                            New York, New York 10005
                 Banks and Brokers Call Collect (212) 440-9800
                    All Others Call Toll Free (800) 223-2064